Exhibit 23.2
Report and Consent of Independent Registered Public Accounting Firm

The Board of Directors
NACG Holdings Inc.
The audits of NACG Holdings Inc. (the “Company”) referred to in our report dated July 19, 2006, except as to notes 24(b) and 24(c), which are as of October 11, 2006, notes 17(a) and 23(j), which are as of November 2, 2006, and notes 24(d) and 24(e), which are as of November 3, 2006, included the related financial statement schedules as of March 31, 2006, and for each of the years ended March 31, 2006 and 2005 and for the period from November 26, 2003 to March 31, 2004, and for Norama Ltd. (Predecessor Company) for the period April 1, 2003 to November 25, 2004, included in amendment No. 5 to the registration statement. These financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.
We consent to the use of our audit report dated July 19, 2006, except as to notes 24(b) and 24(c), which are as of October 11, 2006, notes 17(a) and 23(j), which are as of November 2, 2006, and notes 24(d) and 24(e), which are as of November 3, 2006 on the consolidated balance sheets of NACG Holdings Inc. as at March 31, 2006 and 2005 and the related consolidated statements of operations and retained earnings (deficit) and cash flows for the years ended March 31, 2006 and 2005 and the period from November 26, 2003 to March 31, 2004 and of Norama Ltd. (Predecessor Company) for the period April 1, 2003 to November 25, 2003, included herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to changes in accounting policies by the Company as discussed in Notes 2(c) and 2(q) to the consolidated financial statements, with respect to the recognition of revenue on claims and adoption of new accounting pronouncements related to the accounting by a customer (including a reseller) for certain consideration received from a vendor, the accounting for convertible debt instruments, the accounting for non-monetary transactions, the accounting for implicit variable interests and the accounting for conditional asset retirement obligations in 2006.

/s/ KPMG LLP

Edmonton, Canada
November 7, 2006